THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE ("Agreement") dated as of March 1, 2009, is made and entered into by and between MEPT Kirkland Office II LLC, a Delaware limited liability company ("Landlord") , as successor-in-interest to Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18 ("MEPT"), and Market Leader, Inc., formerly known as HouseValues, Inc., a Washington corporation ("Tenant").

BACKGROUND

Landlord and Tenant entered into that certain Lease Agreement dated November 1, 2004, as amended by a First Amendment to Lease dated May 26, 2005, and as amended by a Second Amendment to Lease dated October 14, 2005 (collectively, the "Lease"), for approximately 65,469 rentable square feet of space (the "Current Premises") located at 11332 NE 122nd Way, Kirkland, WA 98034, commonly known as Building A-2 of Kirkland 405 Corporate Center, and as more fully described in Exhibit A attached hereto.

The current term of the Lease expires on December 31, 2010.

Building A-2 contains approximately 63,953 rentable square feet.

Tenant desires to decrease the size of the Premises and extend the Lease Term on the terms and conditions set forth in this Agreement and to make certain other amendments to the Lease.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

PREMISES. Effective as of March 1, 2009 (the "Effective Date"), the Current Premises shall be changed and decreased to include the entire second floor consisting of 21,899 rentable square feet and 3,410 rentable square feet located on the first floor of the Building as depicted on Exhibit B attached hereto (the "Revised Space"). The Revised Space has been measured, using 1996 BOMA Multi-Tenant Office Standards, by Landlord's architect, which measurement calculations shall be provided to Tenant. Landlord's architect has confirmed that the Revised Space has a total of 25,309 rentable square feet. Hereafter, the term "Premises" as used in this Agreement and, as of the Effective Date, in the Lease shall mean and refer to the Revised Space.

TERM. The Termination Date of the Lease is revised to be June 30, 2013.

RENT OVERAGE. Tenant has already paid rent for the month of March, 2009 based on the size of the Current Premises, resulting in an overpayment of rent and a credit owed to Tenant, which credit shall be applied against the rent owed by Tenant for the months of May and June of 2009. The rent due for the month of April 2009, and every month thereafter, shall be paid based on the Revised Space pursuant to the schedule described in Section 4 below. . Tenant shall have seventy five (75) days from execution of this Agreement in which to transition its occupancy from the Current Premises to the Revised Space. Except as set forth in this Agreement, Tenant shall surrender all space in the Building within seventy five (75) days of execution of this Agreement. During this 75-day period, Tenant shall pay Base Rent and Operating Expenses for the Revised Space only. If Tenant fails to complete the transition from the Current Premises to the Revised Space within such 75-day period, then commencing with day 76 after the execution of this Agreement, Tenant shall pay Base Rent and Operating Expenses (a) for the Revised Space at the rate described in this Agreement and (b) for any portion of the Current Space (other than the Revised Space) that Tenant continues to occupy until Tenant vacates such space at 150% of the rate of Base Rent in effect on the Effective Date with respect to the Current Space. For purposes of this Section 3, Tenant shall be deemed to have surrendered and transitioned out of the portions of the Current Premises that are not part of the new Revised Space if Tenant has complied with the provisions of Paragraph 4.6 and subparagraph 2.8.7 of the Lease.

RENT. As of the Effective Date, the Base Rent for the Premises shall be as set forth below, payable in equal monthly installments, in advance, on the first business day of each and every month of the Term.

PREMISES: 25,309 RSF

Applicable Portion of Lease Term		Rental Rate per RSF/Year/ NNN	Annual Base Rent/NNN	Monthly Base Rent/NNN
Beginning first day of	Ending last day of
March 1, 2009	June 30, 2010	$13.50	$341,671.50 (subject to the credit described in Section 3 above)	$28,472.63 (subject to the credit described in Section 3 above)
July 1, 2010	June 30, 2011	$17.50	$442,907.50	$36,908.96
July 1, 2011	June 30, 2012	$18.11	$458,345.99	$38,195.50
July 1, 2012	June 30, 2013	$18.75	$474,543.75	$39,545.31

SECURITY DEPOSIT. Upon execution of this Agreement, Tenant shall deposit an amount equal to the last month's Base Rent as the Security Deposit.

SIGNAGE. Tenant waives its right under the Lease to identify the Building as Tenant's Building and shall not refer to the Building as the "Market Leader Building." Tenant may maintain existing monument signage and Landlord may add up to two (2) additional tenant names on the monument sign during the term of Tenant's Lease.

TERMINATION FEE. Landlord agrees to waive the lease termination fee in Paragraph 2.4 of the existing Lease.

TENANT'S PRORATA SHARE. As of the Effective Date, Tenant's Prorata Share shall be revised to be Thirty-Nine and Fifty-Seven Hundredths Percent (39.57%).

PARKING. As of the Effective Date, Landlord shall provide Tenant with approximately three and one-half (3.5) parking spaces per 1,000 rentable square feet of leased space in the Revised Space, resulting in a total of no less than eighty-nine (89) spaces that are located in parking areas adjacent to Building A-2 and in the covered parking area. Inclusive of the parking ratio, the Building has a covered parking ratio of 0.6 parking spaces per 1,000 also at no cost through the Lease Term. Landlord shall also designate a minimum of eight (8) parking spaces immediately adjacent to the south entrance to the Building as visitor parking spaces available to visitors of any tenant of the Building on a first come, first serve basis.

TENANT IMPROVEMENT ALLOWANCE. Tenant represents to Landlord that Tenant is not aware of any current defects in the Revised Space. Landlord represents that, as of the Effective Date, the Building and its common areas are in material compliance with all Governmental Requirements and Access Laws applicable to a multi-tenant building. If Landlord completes any improvements or alterations to the Building or its common areas, during the Lease Term, they will be completed in material compliance with all Governmental Requirements and Access Laws applicable to multi-tenant buildings. Landlord shall provide a Tenant Improvement Allowance (the "TI Allowance") equal to Twelve and No/100 Dollars ($12.00) per rentable square foot. The TI Allowance shall be based upon the mutually agreed upon space plan (the "Space Plan"), which is attached hereto as Exhibit B, and shall be eligible to cover the following expenses associated with the project: space planning, architectural and engineering fees, construction costs including electrical and mechanical, project management, construction management fees to Tenant's construction manager, and Washington State Sales Tax ("Eligible Expenses"). Tenant shall not be required to restore any tenant improvements that are made pursuant to the Space Plan. The TI Allowance shall be disbursed to Tenant within thirty (30) days after Tenant furnishes Landlord with invoices evidencing Tenant having incurred the eligible expenses and copies of applicable conditional lien releases. In the event the entire TI Allowance is not used for the initial tenant improvements and other Eligible Expenses, the balance shall remain available to Tenant until twenty-four (24) months after the Effective Date to fund future improvements, alterations and additions throughout the Lease Term. Landlord hereby authorizes Tenant or Tenant's contractor to relocate and re-use the furniture, fixtures, equipment and movable improvements that are described in Exhibit B-1 and that are currently located in portions of the Building that Tenant will be surrendering at the end of the transition period.

ADDITIONAL SPACE. Tenant shall have additional space for storage purposes on the east side of the elevator vestibule hallway in the garage (as shown in Exhibit C) at no additional charge or cost.

RENEWAL OPTION.

Subject to the terms and conditions set forth below, Tenant shall have the option to extend the Lease Term as to all, but not less than all, of the Revised Space, for one (1) extension period of five (5) years. In order to exercise the option to extend, Tenant must satisfy all of the following requirements: (i) Tenant shall have provided Landlord with written notice of Tenant's intention to exercise the option to extend, which notice must be received by Landlord no earlier than twelve (12) months and not later than nine (9) months before the expiration of the initial Lease Term; (ii) as of the date that Tenant notifies Landlord of Tenant's intention to exercise the option and as of the expiration of the initial Lease Term, there shall be no Event of Default which has not been cured; and (iii) at no time prior to the expiration of the initial Lease Term shall there have been any assignment or subletting of all or any portion of the Revised Space, except a Permitted Transfer under Section 4.16.7 of the Lease.

In the event the initial Lease Term is extended as provided in this paragraph, Tenant shall, upon request of Landlord, evidence any such extension through the execution of a lease amendment to be provided by Landlord. The extension shall be on the same terms, covenants and conditions as set forth in this Lease; provided that, the monthly Base Rent during the extension period shall be the fair market rental rate. Fair market rental rate ("Fair Market Rental Rate") shall mean the rental rate then in effect for comparable Class "A" office properties in the Kirkland / I-405 Corridor office market, of comparable size, quality and location, at the commencement of the extension period, giving appropriate consideration to annual rental rates per rentable square foot, the type of escalation clause (including, without limitation, operating expenses, real estate taxes), the extent of liability under the escalation clauses (e.g. whether determined on a "net lease basis" or by increase over a particular base year or base dollar amount), abatement provisions reflecting free rent and/or no rent during a certain period, brokerage commissions, if any, length of lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, and any other tenant concessions then being offered in the marketplace.

If the parties cannot agree on the Fair Market Rental Rate within thirty (30) calendar days of receipt by Landlord of the notice of intent to exercise the option to extend, Landlord shall, no more than fifteen (15) calendar days thereafter, select an independent M.A.I. real estate appraiser or real estate broker (certified in the State of Washington) with at least ten (10) years experience in the Puget Sound, Washington commercial real estate market, who shall prepare a written market report of the Fair Market Rental Rate using the assumptions described in this paragraph. The market report shall be completed and delivered to Tenant and Landlord within fifteen (15) calendar days from the date Landlord selects the appraiser/broker. Such appraiser/broker's determination of Fair Market Rental Rate shall be determinative unless Tenant disputes it as provided in the next sentence. If Tenant disputes such determination, Tenant shall within fifteen (15) calendar days following delivery of the market report, deliver to Landlord written notice (a) that Tenant disputes such determination, and (b) of the identity of the appraiser/broker selected by Tenant meeting the qualifications set forth in this paragraph. The appraiser/broker selected by Tenant shall submit his market report of the Fair Market Rental Rate using the assumptions described in this paragraph within fifteen (15) calendar days following the delivery of Tenant's notice to Landlord disputing the initial market report. If the two market reports are within five percent (5%) of each other (based on the higher number), the Fair Market Rental Rate shall be the average of the two appraisers/brokers' determination of fair market rent. If not, then within ten (10) calendar days after the delivery of the second market report, the two appraisers/brokers shall appoint a third appraiser/broker meeting the qualifications set forth in this paragraph, and the third appraiser/broker shall deliver his decision within ten (10) calendar days following his selection and acceptance of the market report assignment. The third appraiser/broker shall be limited in authority to selecting, in this opinion, which of the two earlier market report determinations best reflects the Fair Market Rental Rate under the assumptions set forth in this paragraph. The third appraiser/broker must choose one of the two earlier determinations, and, upon doing so, the third appraiser/broker's determination shall be the controlling determination of the Fair Market Rental Rate. Each party shall pay the costs and fees of the appraiser/broker it selected; if a third appraiser/broker is selected, the party whose determination is not selected to be the Fair Market Rental Rate by said third appraiser/broker shall pay all of said appraiser/broker's costs and fees.

LIMITATION ON INCREASES IN CONTROLLABLE OPERATING COSTS. The First Amendment to Lease provided that, notwithstanding anything in the Lease to the contrary, increases in those Operating Costs or Project Operating Costs that meet the definition of Controllable Operating Costs shall not, in the aggregate, exceed five percent (5%) per Year on a cumulative, compounded basis. This provision shall continue to apply to the Lease, as amended.

AUTHORITY. Tenant represents and warrants that all necessary corporate actions have been duly taken to permit Tenant to enter into this Agreement and that the person signing this Agreement on behalf of Tenant has been duly authorized and instructed to execute this Agreement. Landlord represents and warrants that all necessary company actions have been duly taken to permit Landlord to enter into this Agreement and that the person signing this Agreement on behalf of Landlord has been duly authorized and instructed to sign this Agreement.

BROKERS. Each of Landlord and Tenant warrants and represents that it has dealt with no real estate broker in connection with this Agreement other than Washington Partners, as Tenant's representative and Colliers International as Landlord's representative (collectively, "Broker"), and that no other broker is entitled to any commission on account of this Agreement. The party who breaches this warranty shall defend, hold harmless and indemnify the other from any loss, cost, damage or expense, including reasonable attorneys' fees, arising from the breach; Landlord's indemnity of Tenant shall include claims by the Broker. Landlord is solely responsible for paying the commission of the Broker in accordance with a separate agreement.

FULL FORCE AND EFFECT. Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Agreement, the Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect.

Designated Address for Landlord:

MEPT Kirkland Office II LLC

c/o Kennedy Associates Real Estate Counsel, LP

Attn: Executive Vice-President - Asset Management

1215 Fourth Avenue, Suite 2400

Seattle, WA 98161

Facsimile: 206-682-4769

And to:

MEPT Kirkland Office II LLC

c/o New Tower Trust Company

Attn: President/MEPT or Patrick O. Mayberry

3 Bethesda Metro Center, Suite 1600

Bethesda, MD 20814

Facsimile: 240-235-9961

LANDLORD:

MEPT Kirkland Office II LLC, a Delaware limited liability company

By: NewTower Trust Company Multi-Employer Property Trust, its sole member

By: Kennedy Associates Real Estate Counsel, LP, Authorized Signatory

By: Kennedy Associates Real Estate Counsel GP, LLC, its General Partner

By: /s/MICHAEL R. MCCORMICK

Name: Michael R. McCormick

Its: Senior Vice President

Designated Address for Tenant: Market Leader, Inc. Attn: Corporate Secretary 11410 NE 122nd Street Kirkland, WA 98034 Facsimile: (425) 952-5651	TENANT: Market Leader, Inc., a Washington corporation By: /s/ JACQUELINE DAVIDSON Name: Jacqueline Davidson Its: Chief Financial Officer